Exhibit 99.2
CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)(1)
(UNAUDITED)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$166,399	$153,982	$470,720	$443,232
Operating expenses:
Direct operating expenses(2)	108,086	98,062	309,425	298,700
Selling, general and administrative expenses(2)	31,223	27,316	88,970	81,440
Corporate expenses(2)	10,653	10,009	31,196	34,074
Depreciation and amortization	10,705	10,119	32,670	29,788
Other operating expense (income), net	704	(118)	(326)	5,680
Operating income (loss)	5,028	8,594	8,785	(6,450)
Interest expense, net	(2,382)	(13,704)	(5,998)	(36,566)
Loss on extinguishment of debt	—	—	(2,394)	—
Other income (expense), net	4,733	(16,276)	2,020	6,913
Income (loss) from continuing operations before income taxes	7,379	(21,386)	2,413	(36,103)
Income tax expense attributable to continuing operations	(697)	(866)	(4,094)	(1,361)
Income (loss) from continuing operations	6,682	(22,252)	(1,681)	(37,464)
Income (loss) from discontinued operations(3),(4)	630	(210,839)	9,823	(117,811)
Consolidated net income (loss)	7,312	(233,091)	8,142	(155,275)
Less: Net income attributable to noncontrolling interests	25	25	70	58
Net income (loss) attributable to the Company	$7,287	$(233,116)	$8,072	$(155,333)

(1)On September 17, 2024, Clear Channel International B.V (“CCIBV”) sold its equity interest in the Singapore business to another indirect foreign wholly-owned subsidiary of Clear Channel Outdoor Holdings, Inc. (“CCOH”). The financial results of Singapore have historically been immaterial to the results of CCIBV, and revenue and expenses for the Singapore business were further reduced in the first quarter of 2024 due to the loss of a contract.
(2)Excludes depreciation and amortization.
(3)Income from discontinued operations for the three and nine months ended September 30, 2024 reflects the net income generated during these periods by operations in Spain. Loss from discontinued operations for the three and nine months ended September 30, 2023 includes a loss recognized upon classification of the former business in France as held for sale, which, during the nine months ended September 30, 2023, was partially offset by gains from the sales of the former businesses in Switzerland and Italy. The remaining loss from discontinued operations for the three and nine months ended September 30, 2023 reflects the net loss collectively generated by operations in Switzerland and Italy (through their sale dates) and in France and Spain during the respective period.
(4)The difference between income (loss) from discontinued operations reported herein and income (loss) from discontinued operations reported in the CCOH and Subsidiaries Consolidated Statements of Loss and Notes to the Consolidated Financial Statements for each period primarily results from CCOH expenses that are not recognized as expenses of CCIBV and Subsidiaries and are classified as discontinued operations of CCOH. These expenses include costs related to the sales processes and, for the nine months ended September 30, 2023, income tax expense attributable to the sale of the former business in Switzerland.